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Exhibit 10.35

Contribution Agreement

        This is a Contribution Agreement (this "Contribution Agreement") dated November 10, 2004 and effective as of the Effective Time (as defined in Section 11), by and between Holland America Investment Corporation, a Delaware corporation ("Parent"), and HAIC, Inc., a Delaware corporation and wholly owned subsidiary of Parent ("Subsidiary").

        Parent is a holding company, without any business activities or operations, other than indirectly through its ownership of 100% of the capital stock of TBG Industries, Inc., TBG Services, Inc., TBG Sponsor, Inc. and Subsidiary, each of which is a Delaware corporation.

        Parent and Subsidiary are entering into this Agreement for the purpose of effecting a tax-free reorganization pursuant to which Parent is contributing to Subsidiary its assets (other than those assets and rights specified under this Agreement), principally in transferring the capital stock of its subsidiaries identified herein, in consideration of the issuance to Parent of shares of the Class A and Class B Common Stock of Subsidiary.

        On the terms and subject to the conditions set forth in this Agreement and in consideration of the mutual promises made herein, Parent and Subsidiary hereby agree as follows:

        1.    Contribution of Substantially All Assets.    In consideration of the issuance to Parent by Subsidiary of 41,250 shares of the Class A Common Stock and 13,750 shares of the Class B Common Stock of Subsidiary (collectively, the "New Shares"), Parent hereby contributes, sells, conveys, transfers, assigns and delivers to Subsidiary, free and clear of all liens and encumbrances whatsoever, to have and hold forever, and Subsidiary accepts from Parent, all of Parent's right, title and interest in and to all the assets of Parent, whether tangible or intangible, real or personal, excluding solely those assets specified in Section 2. The assets so contributed to Subsidiary shall include, without limitation, the following:

        (x)   all shares of the capital stock of any other entity held by Parent, including without limitation the stock of TBG Industries, Inc., TBG Services, Inc. and TBG Sponsor, Inc., each Delaware corporations and wholly owned subsidiaries of Parent.

        (y)   all cash and cash equivalents of Parent (after satisfying all known ordinary course claims and obligations of HAIC US); and

        (z)   the 1,000 shares of Class C Common Stock of Subsidiary currently held by Parent (which shares were, immediately prior to the amendment of Parent's certificate of incorporation dated November 10, 2004, designated as shares of "Common Stock") (the "Old Shares").

        2.    Retention of Certain Assets.    Parent shall retain only the following assets:

        (a)   Parent's rights under this Agreement, including the right to receive and hold the New Shares, and

        (b)   Parent's insurance policies, and any and all claims, counterclaims, choses in action, and other rights relating to or arising out of any and all current or future liabilities and obligations, known or unknown, of Parent, including, without limitation, all rights of contractual and common law indemnification in respect of such liabilities or obligations and all rights under the insurance policies of others in respect thereof.

        3.    Assumption of Liabilities; Excluded Liabilities.    (a) Assumed Liabilities. Subsidiary hereby assumes and agrees to pay when due solely those liabilities of Parent for the payment of money to affiliated entities that (a) were unknown to the principal executive officers of each party as of the date hereof, (b) were fixed and determinable as of the date hereof, and (c) are determined to have existed as of the date hereof by an audit to be completed with respect to the fiscal year ending November 30, 2004 (the "Unknown Fixed Liabilities"). For the avoidance of doubt, the Unknown Fixed Liabilities do not include any liabilities in respect of any pending, threatened or future litigation, arbitration or other proceeding.

        (b)    Excluded Liabilities.    The parties hereby agree that, except for the Unknown Fixed Liabilities, Subsidiary does not hereby assume, does not have any responsibility with respect to, and shall not be deemed to have assumed or have any liability with regard to, any other liabilities, obligations and duties of Parent of any kind whatsoever, whether or not accrued or fixed, absolute or contingent, or determined or determinable (the "Excluded Liabilities"). Parent shall remain and be solely and exclusively liable with regard to, and shall promptly pay and discharge when due, all Excluded Liabilities, and shall indemnify, defend and hold Subsidiary harmless against any and all demands, charges, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, liabilities, losses, fees and expenses resulting from, related to or arising out of any Excluded Liability.

        4.    Issuance of New Shares.    Subsidiary hereby issues the New Shares to Parent in consideration of the contribution made by Parent pursuant to the preceding Section 1. Subsidiary shall promptly deliver to Parent stock certificates duly executed by the appropriate officers of Subsidiary evidencing Parent's ownership of the New Shares.

        5.    Certain Tax Matters.    Parent shall not, and it shall cause each of its affiliates not to, take any action that would cause (nor omit to take any action, the omission of which would cause) the transactions contemplated by this Agreement not to constitute a tax-free reorganization under Section 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended. Without limitation of the generality of the foregoing, Parent shall dissolve subsequent to the consummation of the transfer of assets contemplated by this Agreement, and shall immediately cause record and beneficial ownership of the New Shares to be transferred in liquidation to its parent corporations, Urpasis Investments Limited and Urvanos Investments Limited, each a company organized under the laws of Cyprus.

        6.    Further Assurances.    On and after the date hereof, each party hereto shall cooperate with the other, and without any further consideration, but at the expense of the requesting party, to execute and deliver, or use its reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any governmental authority or any other person under any permit, license, agreement, indenture or other instrument and to take all such other actions as such party may reasonably be requested to take by any other party hereto from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the transactions contemplated hereby.

        7.    Successors and Assigns.    This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns.

        8.    Entire Agreement.    This Agreement constitutes the entire contract between the parties hereto pertaining to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions, whether written or oral, of the parties; and there are no representations, warranties, or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein. No supplement, modification, or waiver of this Agreement shall be binding unless executed in writing by the parties to be bound thereby.

        9.    Governing Law.    This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its conflict of law rules.

        10.    Counterparts.    This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together shall constitute but one and the same instrument.

        11.    Effective Time.    This Agreement and the contribution and assumption provided for herein shall be effective as of 5:00 p.m. Eastern Standard Time, November 12, 2004 (the "Effective Time").

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        In witness whereof, the undersigned have executed and delivered this Agreement as of the date first written above.

HOLLAND AMERICA INVESTMENT CORPORATION
By:	/s/ STEPHEN GREEN Name: Stephen Green Title: Senior Vice President
HAIC, INC.
By:	/s/ STEPHEN GREEN Name: Stephen Green Title: Vice President

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Contribution Agreement